Exhibit 10.1
Ironclad Performance Wear
2201 Park Place, Suite 101
El Segundo, California 90245

William Aisenberg	April 22, 2014
3900 Legacy Trail Circle
Carrollton, Texas 75010
Delivered Via Email:

Dear Bill:

Ironclad Performance Wear Corp. (the “Company”) is pleased to offer you employment on the following terms:

1.	Position. You will serve in a full-time capacity as Executive Vice President & Chief Financial Officer of the Company. You will report directly to the President & CEO. Your primary duties will be those normally and customarily vested in the office of Chief Financial Officer of a corporation, subject to the supervision, direction and control of the Board. By signing this letter agreement, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.
2.	Salary and Bonus. You will be paid a salary at the annual rate of $225,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. Your pay will be reviewed annually by the CEO and the Compensation Committee. Your pay will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also have the opportunity to earn an annual incentive bonus of up to 30% of your salary based upon the Company’s achieving its stated revenue and Operating Income (Operating income is defined as Earnings before interest, tax, depreciation, amortization, and stock option expense) targets, and upon you and or the Company achieving certain stated corporate objectives. (First year would be prorated based on May start date) The actual bonus plan will be completed with your input within 30 days of the commencement date of your employment. Your earned bonus will be paid based upon the results of 2014, with 50% paid in cash on or before the end of Q1 2015 and 50% paid in restricted stock. The restricted stock will be granted, if the bonus is earned, at the end of Q1 2015, and 50% of such grant (the “Unvested Portion”) shall be subject to a risk of forfeiture until such time as the Board reasonably determines that the 2015 performance will surpass the 2014 performance for revenue and Operating Income, and upon such determination, the Unvested Portion shall become fully vested. If the Board has not made the determination that 2015 performance for revenue and Operating Income will surpass the same for 2014 on or before December 31, 2015, the Unvested Portion shall become forfeited. You will be responsible for making your own determination as to whether you will make an 83(b) election with respect to the Unvested Portion and pay income tax on the Unvested Portion at the fair market value thereof on the date of grant, or wait until the Unvested Portion becomes fully vested, and pay income tax on the Unvested Portion at the fair market value thereof on the date of vesting.
3.	Stock Options. As approved by the Compensation Committee, you will be granted an option to purchase 1,000,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the last trading date prior to your first day of employment, which will be the date the option is actually granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Incentive Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. In the event there is a sale of the Company to an unaffiliated third party buyer (provided that a “going private” transaction or private equity investment or purchase of equity interests in the Company shall not be considered a “sale” even if it might constitute a “change in control”), during the term of your employment, your unvested stock options shall be vested immediately prior to such sale. In the event there is a “going private” transaction or private equity investment or purchase of equity interests in the Company that is not considered a “sale,” during the term of your employment, and if your employment with the Company is terminated by the Company for any reason other than “cause” (as defined below) within 6 months thereafter, your unvested stock options shall be vested immediately upon such termination.

4.	Employment Benefits. During your employment, you shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executive officers of the Company generally are entitled to participate, including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company who are senior executive officers. You shall also be entitled to vacation benefits commensurate with that provided to senior executive officers, and reimbursement of all business expenses in accordance with the Company’s policies on expense reimbursement. We understand that you will be commuting to California from your home in Texas. The Company agrees to pay the reasonable costs of your commute and lodging in California.
5.	Proprietary Information and Inventions. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
6.	Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. Notwithstanding the foregoing, in the event your employment is terminated by the Company other than for “cause” (as defined below) (A) within six (6) months of a sale of the Company to an unaffiliated third party buyer or any “going private” transaction or private equity investment or purchase of equity interests in the Company that results in a change in the beneficial ownership of securities of the Company of more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company, the Company shall continue to pay your then-current base salary for a period of twelve (12) months following the effective date of such termination, and (B) at any other time during the term of your employment, the Company shall continue to pay your then-current base salary for a period of six (6) months following the effective date of such termination. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. For purposes of this letter agreement, “cause” means (i) a material breach of any provision of any written agreement between you and the Company after notice to you of the particular details thereof and a period of 30 days thereafter within which to cure such breach and your failure to cure such breach within such 30 day period; (ii) conviction of, or a plea of nolo contendere for, any felony criminal offense or any offense involving dishonesty or moral turpitude; (iii) engaging in dishonest or fraudulent activities which are injurious to Company; (iv) refusal to follow any lawful directives of the Board; (v) gross negligence or incompetence or willful misconduct which is injurious to Company; or (vi) breach of fiduciary duty to the Company which involves a material personal profit. You further agree that should your base salary be paid under this section for 6 months or 12 months you will not accept employment with, consult with or for, or assist in any way any other company in the business of making, marketing or selling gloves that are competitive to those of Ironclad.
7.	Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Board. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.
8.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.
9.	Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. THE TERMS OF THIS LETTER AGREEMENT AND THE RESOLUTION OF ANY DISPUTES WILL BE GOVERNED BY CALIFORNIA LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Pursuant to Ironclad’s policy for hiring executive officers, this offer is contingent upon the satisfactory results of a background check, and your passing a drug screening test. Also, as required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to the Company.

This offer, if not accepted, will expire at the close of business on April 30, 2014.

We look forward to having you join us at Ironclad!

Very truly yours,

IRONCLAD PERFORMANCE WEAR CORP.

By: /s/ Jeff Cordes
Jeffrey Cordes President & CEO

I have read and accept this employment offer:

/s/ William Aisenberg
Signature of William Aisenberg

Dated: April 22, 2014